Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND PRIVILEGES

of the

SERIES A CUMULATIVE PREFERRED STOCK

(Par Value $.001 Per Share)

of

CAPITAL TITLE GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of Capital Title Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

That the Certificate of Incorporation, as amended, of the Company authorizes the creation of up to ten million (10,000,000) shares of the Company’s preferred stock, par value $.001 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation, the “Preferred Stock”); and

That pursuant to the authority conferred upon the Board of Directors (the “Board”) by the Certificate of Incorporation of the Company, the Board on March 14, 2002, approved the creation, issuance and the voting powers of shares of Preferred Stock to be issued in one or more series, and on April 29, 2002, adopted the following resolution creating a series of 175,162 shares of Preferred Stock designated as set forth below:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation (as amended) of the Company, as amended (the “Certificate of Incorporation”), and the General Corporation Law of the State of Delaware, the issuance of a series of Preferred Stock, which shall consist of 175,162 shares of the ten million (10,000,000) shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and this committee of the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

1. Designation and Rank.

(a) Designation. The designation of this series, which consists of 175,162 shares of preferred stock, is Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and the stated value shall be One Hundred Dollars ($100) per share (the “Stated Value”).

(b) Rank. The Series A Preferred Stock shall rank (i) prior to the Company’s common stock, par value $.001 per share (the “Common Stock”); (ii) prior to any class or series of capital stock of the Company hereafter created (collectively, with the Common Stock, “Junior Securities”) (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Section 4 hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section 4 hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section 4 hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (“Senior Securities”), in each case as to dividend rights and rights upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

2. Cumulative Dividends; Priority.

(a) Payment of Dividends. The holders of record of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends at the rate of 8% of Stated Value per annum per share, which shall accrue and be payable quarterly in arrears on the first day of March, June, September and December in each year, commencing on the date of issuance, or, if such day is a non-business day, on the next business day (each such date, a “Dividend Payment Date”). The Board shall declare, and the Company shall distribute, to the extent and out of funds legally available therefor, such accrued dividends, which shall be payable to holders of record as they appear on the stock books of the Company at the close of business on such record date, not more than 60 calendar days preceding the Dividend Payment Date therefor, as is determined by the Board or a duly authorized committee thereof (each such date, a “Record Date”). Quarterly dividend periods (each a “Dividend Period”) shall commence on and include the first day of March, June, September and December of each year and shall end on and include the date preceding the next following Dividend Payment Date. Dividends on the Series A Preferred Stock shall be payable in cash; provided, however, the Company may, in its sole discretion, pay dividends for the then current Dividend Period (but not for delinquent dividends for prior Dividend Periods unless authorized by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock) in shares of Common Stock if the net income before provision for income taxes of the Company as determined in accordance with generally accepted accounting principles (“GAAP”) on a consolidated basis, for the Dividend Period immediately preceding the Dividend Payment Date is less than One Million Dollars ($1,000,000). Whenever the distribution provided for in this Section 2(a) shall be payable in Common Stock, the value of such distribution shall be determined as of the date of declaration, as follows:

(i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or listed on the National

Association of Securities Dealers Automated Quotation System (“NASDAQ”), the value shall be the average of the last reported sale prices of the Common Stock on such exchange or NASDAQ on each of the last ten (10) trading days prior to the date of determination;

(ii) if the Common Stock is traded over-the-counter, the value shall be the average of the closing bid or sale prices (whichever is applicable) on each of the last ten (10) trading days prior to the date of determination; or

(iii) if there is no active public market for the Common Stock, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of all then outstanding shares of Series A Preferred Stock.

Holders of the shares of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or securities, other than as set forth herein.

The amount of dividends payable per share for each full Dividend Period shall be computed by dividing by four the amount determined by applying the 8% annual dividend rate to the $100 Stated Value of such share. Dividends on the Series A Preferred Stock shall accrue day by day. The initial dividend payable on June 1, 2002 and the amount of any dividend payable for any other period shorter than a full Dividend Period shall be computed on the basis of a 360-day year composed of twelve 30-day months and the actual number of days elapsed in the Dividend Period.

The failure of the Board to declare, or the Company to distribute, a dividend as required under this Section 2(a) shall constitute a breach of contract and shall entitle the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, on behalf of all of such holders, to bring an action therefor, in addition to any and all other rights and remedies available at law or equity to such holders. The Company shall bear the entire cost of such litigation including, but not limited to, the fees for attorneys representing the holders of the Series A Preferred Stock and the holders’ out-of-pocket costs and expenses.

(b) Priority as to Dividends. No dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, junior to the Series A Preferred Stock for any period unless full dividends for the immediately preceding Dividend Period on the Series A Preferred Stock (including any accumulation in respect of unpaid dividend from prior Dividend Periods) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, dividends declared upon shares of Series A Preferred Stock and such other Preferred Stock ranking on a parity as to dividends shall be declared pro rata, so that the amount of dividends declared per share on the Series A Preferred Stock and such other Preferred Stock shall bear in all cases to each other the same ratio that accrued dividends for the then-current Dividend Period per share on the shares of Series A Preferred Stock (including any accumulation in respect of unpaid dividends for prior Dividend Periods) and accrued dividends, including required or permitted accumulations, if any, on such other Preferred Stock, bear to each other.

Unless full dividends on the Series A Preferred Stock have been declared and paid or set apart for payment for the immediately preceding Dividend Period (including any accumulation in respect of unpaid dividends for prior Dividend Periods) (i) no cash dividend or distribution (other than in shares of Junior Stock) shall be declared or paid or set aside for payment on the Junior Stock, (ii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any moneys into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (iii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Series A Preferred Stock or Parity Stock (or pay any moneys into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to a pro rata offer to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series A Preferred Stock and Parity Stock.

The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company if, under the preceding paragraph, the Company would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.

3. Redemption.

General. At any time after September 18, 2023, either the Company may, in its sole discretion, or any holder of the Series A Preferred Stock, by written notice to the Company, may require the Company to, redeem, out of funds legally available therefore, 100% of all shares of Series A Preferred Stock that have been issued, less any shares which previously have been redeemed, repurchased or otherwise acquired and are no longer outstanding, at the redemption price of One Hundred Dollars ($100) per share. Immediately prior to authorizing or making such redemption with respect to the Series A Preferred Stock, the Company, by resolution of its Board of Directors shall, to the extent funds are legally available therefore, declare a mandatory dividend on the Series A Preferred Stock payable on the redemption date in the amount equal to any accrued and unpaid dividends on the Series A Preferred Stock as of such date and, if the Company does not have sufficient funds legally available to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends shall be added to the redemption price. If the Company shall fail to discharge its obligation to redeem all of the outstanding shares of Series A Preferred Stock required to be redeemed pursuant to this Section 3(a) of the Certificate (the “Mandatory Redemption Obligation”), the Mandatory Redemption Obligation shall be discharged as soon as the Company is able to do so. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, (i) dividends on the Series A Preferred Stock shall continue to accrue, and (ii) the Company shall not declare or pay any dividend or make any distribution on its securities not otherwise permitted by this Certificate.

(a) Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date shall be mailed, postage prepaid, at least 30 days but not more than 60 days prior to said redemption date to the Company or each holder of record of the Series A Preferred Stock to be redeemed at his or her address as the same shall appear on the books of the Company, as the case may be.

If any such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds in trust for the account of the holders of the shares of the Series A Preferred Stock so to be redeemed (so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for shares of the Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares of the Series A Preferred Stock so called for redemption shall be deemed to be no longer outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series A Preferred Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Company) of their certificates.

(b) Status of Shares Redeemed or Converted. Shares of Series A Preferred Stock redeemed, purchased or otherwise acquired for value by the Company shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any series of Preferred Stock other than as shares of Series A Preferred Stock.

4. Voting Rights.

(a) Voting Rights. Other than as set forth in this Certificate of Designations or as required by law, each holder of Series A Preferred Stock shall have no voting rights.

(b) Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Delaware General Corporation Law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class:

(i) alter, amend or repeal (whether by merger, consolidation or otherwise) any of the rights, preferences or privileges of the Series A Preferred Stock, or alter, amend or repeal any other capital stock of the Company if such alteration, amendment or repeal of such other capital stock affects adversely the Series A Preferred Stock;

(ii) create or issue any new class or series of Senior Securities;

(iii) create or issue any new class or series of Parity Securities;

(iv) increase the authorized number of shares of Series A Preferred Stock;

(v) increase the par value of the Common Stock; or

(vi) take any action to apply any of the Company’s assets to the payment of dividends or distributions, or the redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of equity securities of the Company ranking junior to the Series A Preferred Stock, except from officers, employees, consultants and/or contractors to the Company upon termination of employment or pursuant to any rights of first refusal by the Company provided the Board of Directors approves the repurchase.

5. Conversion. Shares of the Series A Preferred Stock shall not be convertible into any class of stock, or any other security, of the Company.

6. No Sinking Fund. No sinking fund will be established for the retirement or redemption of shares of Series A Preferred Stock.

7. Liquidation Rights: Priority.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus and whether or not any dividends as such are declared, One Hundred Dollars ($100) per share plus an amount equal to all accrued and unpaid dividends for prior Dividend Periods, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series A Preferred Stock with respect to the distribution of assets. Unless specifically designated as junior or senior to the Series A Preferred stock with respect to the distribution of assets, all other series or classes of Preferred Stock of the Company shall rank on a parity with the Series A Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation.

(b) For purposes of this Section 7, (i) any acquisition of the Company by means of merger or other form of corporate reorganization or consolidation in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a transaction effected exclusively for the purpose of changing the domicile of the Company) or (ii) a sale, lease, transfer or disposition, in one transaction or series of transactions, of all or substantially all of the assets of the Company, shall be treated as a liquidation, dissolution or winding up of the Company and shall entitle the holders of Series A Preferred Stock to receive at the closing amounts as specified in Section 7(a) above in the same cash, securities or other property, or any combination thereof (valued as provided in Section 7(c) below) to be received by the holders of Common Stock pursuant to such transaction.

(c) Whenever the distribution provided for in Section 7(b) above shall be payable in securities or property other than cash, the value of such distribution shall be deemed to be the value ascribed to such securities or other property pursuant to the transaction described in Section 7(b) above.

(d) Nothing contained in this Section 7 shall be deemed to prevent redemption of shares of the Series A Preferred Stock in the manner provided in Section 3.

(e) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on books of the Company.

(f) If the amounts available for distribution with respect to the Series A Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series A Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series A Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled.

8. Legends. Each certificate representing shares of Series A Preferred Stock shall bear the following legends:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS UNDER THAT CERTAIN CERTIFICATE OF DESIGNATIONS, PREFERENCES AND PRIVILEGES OF SERIES A CUMULATIVE PREFERRED STOCK OF CAPITAL TITLE GROUP, INC., AS FILED WITH THE SECRETARY OF STATE OF DELAWARE.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (1) PURSUANT A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (2) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations and does affirm the foregoing as of this 16th day of September, 2002.

CAPITAL TITLE GROUP, INC.

By:	/s/ Donald R. Head
Name:	Donald R. Head
Title:	President